EXHIBIT 99.1

Remark Media Signs Definitive Agreement to Acquire China Branding Group

– Transaction Expected to Accelerate Monetization of KanKan Data Intelligence Platform and Other Assets –
– To hold investor conference call Wednesday, May 18th at 4:30 p.m. ET –

LAS VEGAS, NV - May 16, 2016 - Remark Media (NASDAQ: MARK), a global digital media technology company, announced it has entered into a definitive agreement to acquire substantially all of the assets of China Branding Group Limited (CBG), including its operating subsidiaries. The transaction is expected to close by June 30, 2016 subject to customary closing and financing conditions, including approval of CBG shareholders.

China Branding Group (CBG)
With offices in Los Angeles and Shanghai, CBG is the largest provider of localized international live events content, social media content, and Hollywood and related video content into the China marketplace. CBG maintains the most robust international content data platform that services a growing portfolio of major clients including studios, Hollywood agencies, international ad agencies and brands. CBG’s revenues are derived primarily through content licensing fees to media platforms, as well as direct and indirect sales to brand sponsors. These partners include nearly all of China’s major online and entertainment TV platforms, as well as major international and Chinese brands and advertising agencies. Their advertising customer base includes some of the world’s largest names including Coca-Cola, AB InBev, the Los Angeles Tourism & Convention Board and Red Bull.

Strategy
“Acquiring CBG will greatly advance our efforts to execute on the large-scale opportunity within the highly lucrative Millennial demographic in the two largest consumer markets in the world – the U.S. and China,” stated Kai-Shing Tao, Remark Media Chairman and CEO. “More specifically, there are a number of synergies we expect to realize. First, we will leverage CBG’s B2B sales efforts to enhance monetization. Second, we will combine its data platform with KanKan, which will create a complete and comprehensive big data offering. Third, CBG’s content portfolio will enhance our digital media assets with premium celebrity, sports and other entertainment content. Fourth, we expect we can leverage CBG’s community of well over 100 million followers across its social media accounts in China to promote KanKan and our other assets without additional spending on external media. And fifth, CBG will provide us with key advertising agency relationships and a proven monetization capability.”

“Remark Media has focused on enhancing our digital media assets– consisting of travel and entertainment, social media, lifestyle and finance – to generate traffic and ultimately grow revenue. Creating a vehicle to unite all of our proprietary content and accelerate monetization opportunities throughout our portfolio, we expect this transaction will be accretive in 2016 and ultimately drive the next phase of growth.”

Adam Roseman, Co-Founder & CEO of China Branding Group Limited, stated, “China Branding Group is excited to partner with Remark Media to accelerate the growth of the company globally through our proven content development and distribution strategy, as well as our cross-platform sales capabilities.”

Terms of the Agreement
Per the terms of the acquisition, Remark Media will acquire China Branding Group Limited for $7.5 million in cash plus warrants to purchase 6.25 million shares of Remark Media common stock at a USD$10 strike price. The transaction is subject to customary closing and financing conditions, including the approval of CBG shareholders. Remark Media expects the transaction to close by June 30, 2016.

For further information regarding the terms and conditions of the definitive agreement, please see Remark Media’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission in connection with entry into the agreement.

For more information on China Branding Group, please visit www.chinabrandinggroup.com.

Conference Call Information
Remark Media’s management team will hold an interactive conference call on Wednesday, May 18th at 1:30 p.m. PT / 4:30 p.m. ET to review the transaction in further detail. As the call will include a slide presentation with video, please log in early to ensure your system is compatible.

To access the call in the U.S. please dial 1-888-438-5491 and for international calls dial 1-719-457-2697 approximately 10 minutes prior to the start of the conference. The conference ID is 3433479. The conference call will also be broadcast live over the Internet and available for replay for at least 90 days at www.remarkmedia.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay in the U.S., please dial 1-877-870-5176 and internationally dial 1-858-384-5517. Enter access code 3433479.

About Remark Media, Inc.
Remark Media, Inc. (NASDAQ: MARK) owns, operates and acquires innovative digital media properties across multiple verticals that deliver culturally relevant, dynamic content that attracts and engages users on a global scale. The company leverages its unique digital media assets to target the Millennial demographic, which provides it with access to fast-growing, lucrative markets. The company is headquartered in Las Vegas, Nevada, with additional operations in Beijing, Chengdu and Hangzhou, China. For more information, please visit the Company’s website at www.remarkmedia.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Media’s Annual Report on Form 10-K and Remark Media’s other filings with the SEC. Any forward-looking statements reflect Remark Media’s current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Media’s estimates and assumptions only as of the date hereof. Except as required by law, Remark Media undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Investor Contact:
Douglas Osrow
Remark Media, Inc.
dosrow@remarkmedia.com
702-701-9514 ext. 3025

Investor Relations Contact:
Becky Herrick/ Kirsten Chapman
LHA Investor Relations
remarkmedia@lhai.com
415-433-3777
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